Exhibit 99.1

    MetroCorp Bancshares, Inc. Announces Record Net Income of $3.4
         million, or $0.46 Per Share, in Second Quarter 2006


    HOUSTON--(BUSINESS WIRE)--July 27, 2006--MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation which provides community banking services through its subsidiaries, MetroBank, N.A., serving Houston and Dallas, Texas, and Metro United Bank ("Metro United"), formerly known as First United Bank, serving San Diego and Los Angeles, California, today announced net income of $3.4 million for the second quarter of 2006, up approximately $622,000 or 22.5% compared with the same quarter in 2005. Diluted earnings per share for the second quarter 2006 were $0.46 compared with $0.38 for the same quarter in 2005.

    Second Quarter Highlights

    -- Record net income of $3.4 million, up 22.5% compared with the same quarter of 2005

    --  Diluted earnings per share of $0.46, an increase of 20.4%
        compared with the same quarter of 2005

    --  Total loans increased to $825.9 million

    --  Total deposits increased to $1.01 billion

    --  Return on average equity (ROAE) of 14.06%

    --  Return on average assets (ROAA) of 1.15%

    -- Net nonperforming assets to total assets decreased from 1.53% at December 31, 2005 to 0.97% at June 30, 2006

    --  New branch in Plano, Texas opened during June 2006

    -- Definitive agreement entered into, pending regulatory approval, to purchase Irvine, California branch

    -- Loan production office in San Mateo, California scheduled to open in third quarter 2006

    -- Regulatory approval received from the China Banking Regulatory Commission for the first representative office in Xiamen, China

    George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "Our second quarter performance again reflects how our employees have executed our strategic plan by delivering solid earnings, expanding our market presence in both Texas and California, and improving our asset quality. The management team is pleased with the growth in earnings for the first six months of 2006, which improved 31.7% and 41.8% as compared to the same periods in 2005 and 2004. We are even more encouraged by the fact that our net nonperforming assets to total assets ratio was 0.97% at June 30, 2006 compared to 1.53% at December 31, 2005 and 1.67% at December 31, 2004. Our total deposits have grown by approximately $40 million and total loans by approximately $39 million from the first quarter of 2006 in a very competitive market environment, which is a tribute to our branch management and business officers. All of this was achieved during the past quarter while we opened our largest branch, based on square footage, in Plano, Texas, entered into a definitive agreement to acquire a branch in Irvine, California, evaluated the prospects for a loan production office in San Mateo, California which is scheduled to open in the third quarter of 2006, and executed a lease for the second largest branch, based on square footage, in Houston. We have also received regulatory approval from the China Banking Regulatory Commission for our first representative office in Xiamen, China, which is across from Taiwan and one of the fastest growing economic regions in China. The second quarter has been a challenging and exciting quarter, and we continue to see encouraging results from our focus on fundamentals, including cost control, credit underwriting, and market expansion."
    Interest income and expense. Interest income for the three months ended June 30, 2006 was $21.2 million, up approximately $7.9 million or 59.5% compared with $13.3 million for the same period in 2005. Interest income for the six months ended June 30, 2006 was $40.8 million, up approximately $14.7 million or 56.4% compared with $26.1 million for the same period in 2005. Interest income increased for both the three and six months ended June 30, 2006 primarily due to increases in both average earning assets and average yield.
    Average earning assets increased due primarily to the Metro United acquisition in October 2005 and organic growth in the loan portfolio of approximately 9.8% or $58.4 million. Average total loans increased 34.6% in the second quarter of 2006, to $803.1 million from $596.6 million for the second quarter of 2005. The yield on average earning assets for the second quarter of 2006 was 7.70% compared with 6.18% for the second quarter of 2005. The yield on average earning assets increased primarily due to the Federal Reserve's eight interest rate increases over the last 12 months. The majority of the Company's loan portfolio is comprised of variable and adjustable rate loans that benefit the Company during periods of increases in the prime rate.
    Interest expense for the three months ended June 30, 2006 was $8.0 million, up approximately $4.4 million or 123.5% compared with $3.6 million for the same period in 2005. Interest expense for the six months ended June 30, 2006 was $14.8 million, up approximately $7.9 million or 113.9% compared with $6.9 million for the same period in 2005.
    Interest expense increased for both the three and six months ended June 30, 2006 primarily due to interest-bearing deposits acquired with Metro United, growth in interest-bearing deposits, and the issuance of $36.1 million junior subordinated debentures in October 2005 in connection with the acquisition of Metro United. Average interest-bearing deposits were $817.0 million for the second quarter of 2006 compared with $575.8 million for the second quarter of 2005, an increase of 41.9%. Cost of interest-bearing liabilities for the second quarter of 2006 was 3.67% compared with 2.31% for the second quarter of 2005. The increase in rates primarily reflected the impact of the Federal Reserve's interest rate increases.
    The net interest margin for the three months ended June 30, 2006 was 4.79%, up from 4.51% for the same period in 2005. Net interest income before the provision for loan losses for the three months ended June 30, 2006 was $13.2 million, up approximately $3.5 million or 35.9% compared with $9.7 million for the same period in 2005.
    The net interest margin for the six months ended June 30, 2006 was 4.82%, up from 4.45% for the same period in 2005. Net interest income before the provision for loan losses for the six months ended June 30, 2006 was $25.9 million, up approximately $6.8 million or 35.5% compared with $19.1 million for the same period in 2005.
    The increase in net interest margin and net interest income for both the three and six months ended June 30, 2006 was primarily the result of an increase in the yield on average earning assets that was the result of a higher yield on average loans. The yield on loans increased to 8.76% for the six months ended June 30, 2006 compared with 7.01% for the same period in 2005. For the six months ended June 30, 2006, the increase in the yield on earning assets was partially offset by an increase in the cost of average earning assets of 114 basis points.
    Noninterest income and expense. Noninterest income for the three months ended June 30, 2006 was $2.0 million, down approximately $52,000 or 2.6% compared with the same period in 2005. Noninterest income for the six months ended June 30, 2006 was $3.9 million, down approximately $183,000 or 4.5% compared with the same period in 2005.
    Noninterest income decreased for both the three and six months ended June 30, 2006 primarily due to reduced service fees, which were partially offset by increases in other loan-related fees and letters of credit commissions and fees. Service fees decreased as a result of fewer NSF service charges, an increase in the earnings credit on commercial demand deposit accounts, and a reduction in check cashing fees.
    Noninterest expense for the three months ended June 30, 2006 was $9.7 million, up approximately $2.4 million or 32.7% compared with $7.3 million for the same period in 2005. Noninterest expense for the six months ended June 30, 2006 was $19.2 million, up approximately $4.2 million or 28.2% compared with $14.9 million for the same period in 2005.
    The increase in noninterest expense for both the three and six months ended June 30, 2006, was primarily attributable to the addition of noninterest expenses of Metro United, which totaled approximately $1.3 million for the three months ended June 30, 2006 and $2.4 million for the six months ended June 30, 2006.
    Salaries and benefits expense for the six months ended June 30, 2006 was $10.6 million, up $2.6 million compared with $8.0 million for the same period in 2005. The increase was primarily due to the staff added in the Metro United acquisition, severance expenses with respect to one executive officer and an increase in bonuses. Other noninterest expense for the six months ended June 30, 2006 was $5.2 million, up $1.4 million compared with $3.8 million for the same period in 2005 primarily due to the impact of the Metro United acquisition, an increase in legal fees, and intangible asset amortization.
    Provision for loan losses. The provision for loan losses for the three months ended June 30, 2006 was $188,000, a $266,000 decrease compared with $454,000 for the same period in 2005. The provision for loan losses for the six months ended June 30, 2006 was $446,000, a $482,000 decrease compared with $928,000 for the same period in 2005. The provision for loan losses decreased for both the three and six months ended June 30, 2006 primarily due to improvement in asset quality as indicated by the increase in the ratio of allowance for loan losses to net nonperforming loans from 98.07% at December 31, 2005 to 176.35% at June 30, 2006. The allowance for loan losses as a percent of total loans at June 30, 2006 and 2005 was 1.56% and 1.70%, respectively. At December 31, 2005, the allowance for loan losses as a percent of total loans was 1.71%.
    Net charge-offs for the three months ended June 30, 2006 were $1.0 million compared with net charge-offs of $869,000 for the same period in 2005, and resulted from the partial write-down of approximately $1.1 million in loans to a shrimp processing business. The partial write-down amount had been specifically reserved in a prior period to adjust the collateral to fair value. Net charge-offs for the six months ended June 30, 2006 were $710,000 compared with $1.1 million for the same period in 2005.
    Asset Quality. Total nonperforming assets decreased $5.9 million from $19.5 million at December 31, 2005 to $13.6 million at June 30, 2006. The decrease was primarily due to the payoff of a hospitality loan, payments received on a loan to the shrimp processing business and its related charge-off.
    At June 30, 2006, nonperforming assets consisted of $9.3 million in nonaccrual loans, $91,000 in accruing loans that were 90 days or more past due, and $4.2 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at June 30, 2006, were $11.6 million compared with $17.3 million at December 31, 2005. Approximately $4.9 million of such nonaccrual loans are collateralized by real estate, which represented 52.17% of total nonaccrual loans at June 30, 2006. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.

    Management conference call. On Friday, July 28, 2006, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the second quarter 2006 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 877-407-8291 (International callers may dial 201-689-8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

    MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has 13 full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and two full service banking locations in the greater San Diego and Los Angeles, California metropolitan areas. As of June 30, 2006, the Company had consolidated assets of $1.19 billion. For more information, visit the Company's web site at www.metrobank-na.com.

    The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses;
(4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.


                      MetroCorp Bancshares, Inc.
                    (In thousands, except per share
                               amounts)
                              (Unaudited)

                           As of or for the     As of or for the six
                              three months              months
                            ended June 30,         ended June 30,
                         ---------------------  ---------------------
                            2006       2005        2006       2005
                          ----------  --------   ----------  --------
Average Balance Sheet
 Data
-------------------------
Total assets             $1,179,391  $896,892   $1,156,053  $902,534
Securities                  218,573   254,794      224,829   260,570
Total loans                 803,132   596,615      788,106   596,214
Allowance for loan losses   (13,910)  (11,263)     (13,861)  (11,153)
Net loans                   789,222   585,352      774,245   585,061
Total interest-earning
 assets                   1,105,859   863,265    1,085,283   867,387
Total deposits            1,005,688   754,077      984,090   751,125
FHLB and other borrowings    61,829    47,813       62,283    56,949
Total shareholders'
 equity                      96,795    88,034       95,712    87,494

Income Statement Data
-------------------------
Interest income:
  Loans                  $   17,831  $ 10,657   $   34,254  $ 20,727
  Securities:
    Taxable                   2,196     2,359        4,460     4,781
    Tax-exempt                  187       212          393       430
  Federal funds sold and
   other investments          1,021        82        1,659       136
                          ----------  --------   ----------  --------
      Total interest
       income                21,235    13,310       40,766    26,074
Interest expense:
  Time deposits               5,801     2,685       10,828     5,060
  Demand and savings
   deposits                   1,392       427        2,308       813
  Other borrowings              841       482        1,684     1,055
                          ----------  --------   ----------  --------
      Total interest
       expense                8,034     3,594       14,820     6,928
Net interest income          13,201     9,716       25,946    19,146
Provision for loan losses       188       454          446       928
                          ----------  --------   ----------  --------
Net interest income after
 provision for loan
 losses                      13,013     9,262       25,500    18,218
Noninterest income:
  Service fees                1,445     1,633        2,906     3,261
  Other loan-related fees       224       172          435       317
  Letters of credit
   commissions and fees         207       133          378       275
  Other noninterest
   income                        86        76          162       211
                          ----------  --------   ----------  --------
      Total noninterest
       income                 1,962     2,014        3,881     4,064
Noninterest expense:
  Salaries and employee
   benefits                   5,332     3,868       10,622     8,004
  Occupancy and equipment     1,658     1,398        3,202     2,736
  Foreclosed assets, net        118        14          161       424
  Other noninterest
   expense                    2,546     1,993        5,180     3,785
                          ----------  --------   ----------  --------
      Total noninterest
       expense                9,654     7,273       19,165    14,949
Income before provision
 for income taxes             5,321     4,003       10,216     7,333
Provision for income
 taxes                        1,929     1,233        3,593     2,303
                          ----------  --------   ----------  --------
Net income               $    3,392  $  2,770   $    6,623  $  5,030
                          ==========  ========   ==========  ========

Per Share Data
-------------------------
Earnings per share -
 basic                   $     0.47  $   0.38   $     0.91  $   0.70
Earnings per share -
 diluted                       0.46      0.38         0.90      0.69
Weighted average shares
 outstanding:
  Basic                       7,263     7,205        7,254     7,200
  Diluted                     7,398     7,271        7,381     7,282
 Dividends per common
  share                  $     0.06  $   0.06   $     0.12  $   0.12

Performance Ratio Data
-------------------------
Return on average assets       1.15 %    1.24 %       1.16 %    1.12 %
Return on average
 shareholders' equity         14.06 %   12.62 %      13.95 %   11.59 %
Net interest margin            4.79 %    4.51 %       4.82 %    4.45 %
Efficiency ratio              63.67 %   62.00 %      64.25 %   64.41 %
Equity to assets
 (Average)                     8.21 %    9.82 %       8.28 %    9.69 %



              MetroCorp Bancshares, Inc.
         (In thousands, except share amounts)
                     (Unaudited)



                                               June 30,   December 31,
                                                 2006        2005
                                               ----------  ----------
Consolidated Balance Sheets
----------------------------------------------
                    Assets
Cash and due from banks                       $   26,773  $   28,213
Federal funds sold and other investments          79,717      53,599
                                               ----------  ----------
     Total cash and cash equivalents             106,490      81,812
Securities available-for-sale, at fair value     211,895     236,100
Loans, net of allowance for loan losses of
 $12,905 and $13,169, respectively               813,015     758,304
Accrued interest receivable                        5,295       4,835
Premises and equipment, net                        6,872       6,196
Goodwill                                          21,607      21,607
Core deposit intangibles                           1,192       1,428
Customers' liability on acceptances                6,488       3,148
Foreclosed assets, net                             4,188       3,866
Other assets                                      10,703      10,908
                                               ----------  ----------
    Total assets                              $1,187,745  $1,128,204
                                               ==========  ==========

     Liabilities and Shareholders' Equity
Deposits:
    Noninterest-bearing                       $  191,625  $  195,422
    Interest-bearing                             820,202     766,328
                                               ----------  ----------
     Total deposits                            1,011,827     961,750
Junior subordinated debentures                    36,083      36,083
Other borrowings                                  25,505      26,054
Accrued interest payable                           1,242       1,126
Acceptances outstanding                            6,488       3,148
Other liabilities                                  9,465       7,815
                                               ----------  ----------
    Total liabilities                          1,090,610   1,035,976
Commitments and contingencies                          -           -
Shareholders' Equity:
    Common stock, $1.00 par value, 50,000,000
     shares authorized; 7,329,977 shares are
     issued and 7,278,820 shares and 7,232,239
     shares are outstanding at June 30, 2006 and
     December 31, 2005, respectively               7,330       7,330
    Additional paid-in-capital                    29,199      28,576
    Retained earnings                             65,777      60,023
    Accumulated other comprehensive loss          (4,588)     (2,783)
    Treasury stock, at cost                         (583)       (918)
                                               ----------  ----------
     Total shareholders' equity                   97,135      92,228
                                               ----------  ----------
     Total liabilities and shareholders'
      equity                                  $1,187,745  $1,128,204
                                               ==========  ==========


Nonperforming Assets and Asset Quality Ratios
----------------------------------------------
Nonaccrual loans                              $    9,306  $   15,606
Accruing loans 90 days or more past due               91          32
Other real estate ("ORE")                          4,188       3,866
                                               ----------  ----------
Total nonperforming assets                        13,585      19,504
Less nonperforming loans guaranteed by the
 SBA, Ex-Im Bank, or the OCCGF                    (2,079)     (2,210)
                                               ----------  ----------
Net nonperforming assets                      $   11,506  $   17,294
                                               ==========  ==========

Net nonperforming assets to total assets            0.97 %      1.53 %
Net nonperforming assets to total loans and
 ORE/OAR                                            1.39 %      2.23 %
Allowance for loan losses to total loans            1.56 %      1.71 %
Allowance for loan losses to net nonperforming
 loans                                            176.35 %     98.07 %
Net charge-offs to total loans                      0.09 %      0.20 %
Net charge-offs                               $      710  $    1,575
Total loans to total deposits                      81.63 %     80.22 %

Total loans                                   $  825,920  $  771,473
Allowance for loan losses                     $   12,905  $   13,169




    CONTACT: MetroCorp Bancshares, Inc., Houston
             George Lee, 713-414-3876
              or
             David Choi, 713-414-3768